As filed with the Securities and Exchange Commission on April 30, 2021

Registration No. 333-254758

Registration No. 333-234336

Registration No. 333-211471

Registration No. 333-171278

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-8 Registration No. 333-254758

Form S-8 Registration No. 333-234336

Form S-8 Registration No. 333-171278

Post-Effective Amendment No. 2

to

Form S-8 Registration No. 333-211471

UNDER

THE SECURITIES ACT OF 1933

RigNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	76-0677208
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

15115 Park Row Blvd., Suite 300, Houston, Texas	77084-4947
(Address of Principal Executive Offices)	(Zip Code)

RigNet, Inc. 2019 Omnibus Incentive Plan

RigNet, Inc. 2010 Omnibus Incentive Plan, as amended

RigNet, Inc. 2001 Performance Stock Option Plan

RigNet, Inc. 2006 Long-Term Incentive Plan

(Full titles of plans)

Brad Eastman

Senior Vice President and General Counsel

RigNet, Inc.

15115 Park Row Blvd., Suite 300

Houston, Texas 77084-4947

(281) 674-0100

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer,

smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

DEREGISTRATION OF SECURITIES

RigNet, Inc. (the “Registrant”) is filing this Post-Effective Amendment to the following registration statements on Form S-8 (collectively, the “Registration Statements”) to withdraw and remove from registration the unissued and unsold shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”):

•

Registration Statement on Form S-8, File No. 333-254758, filed with the Securities and Exchange Commission (the “SEC”) on March 26, 2021, pertaining to the registration of an aggregate of 2,800,000 shares of Common Stock for issuance under the RigNet, Inc. 2019 Omnibus Incentive Plan;

•

Registration Statement on Form S-8, File No. 333-234336, filed with the SEC on October 25, 2019, pertaining to the registration of an aggregate of 1,558,122 shares of Common Stock for issuance under the RigNet, Inc. 2019 Omnibus Incentive Plan;

•

Registration Statement on Form S-8, File No. 333-211471, filed with the SEC on May 20, 2016, pertaining to the registration of an aggregate of 1,000,000 shares of Common Stock for issuance pursuant to the RigNet, Inc. 2010 Omnibus Incentive Plan; and

•

Registration Statement on Form S-8, File No. 333-171278, filed with the SEC on December 20, 2010, pertaining to the registration of an aggregate of (i) 53,125 shares of Common Stock outstanding under the RigNet, Inc. 2001 Performance Stock Option Plan, (ii) 774,250 shares of Common Stock outstanding under the RigNet, Inc. 2006 Long-Term Incentive Plan and (iii) 3,000,000 shares of Common Stock for issuance pursuant to the RigNet, Inc. 2010 Omnibus Incentive Plan.

in each case, plus such indeterminate number of shares of Common Stock as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with Rule 416(a) of the Securities Act of 1933, as amended.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated December 20, 2020, by and among the Registrant, Viasat, Inc., a Delaware corporation (“Viasat”), and Royal Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Viasat (“Acquisition Sub”), Acquisition Sub merged with and into the Registrant, with the Registrant continuing as the surviving entity and a wholly owned subsidiary of Viasat (the “Merger”). The Merger became effective on April 30, 2021 (the “Effective Time”).

As a result of the Merger, any offering pursuant to the Registration Statements has been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Registrant hereby removes from registration the securities of the Registrant registered but unsold under the Registration Statements as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, RigNet, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 30th day of April 2021.

RigNet, Inc.

By:	/s/ Brad Eastman
Brad Eastman
Senior Vice President and General Counsel

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933, as amended.